Exhibit 10.3

STANDSTILL AGREEMENT

This STANDSTILL AGREEMENT (“Standstill Agreement”), dated as of June 30, 2011, is entered into by and among Toshiba America Nuclear Energy Corporation (“TANE”), Babcock & Wilcox Investment Company (“B&W”) (each an “Investor” and together, the “Investors”) and USEC Inc. (“USEC”) (each a “Party” and collectively hereinafter referred to as the Parties”).

WHEREAS, as of May 25, 2010, Toshiba Corporation (“Toshiba”), B&W and USEC entered into that certain Securities Purchase Agreement (the “Agreement”);

WHEREAS, as of August 10, 2010, Toshiba assigned all of its rights in the Agreement to TANE;

WHEREAS, pursuant to Section 5.2(e) of the Agreement, the obligations of each Investor to consummate the transactions contemplated by the Agreement at the Second Closing are subject to the fulfillment or waiver by such Investor on or before the Second Closing of the condition that USEC shall have entered into the Conditional Commitment with DOE;

WHEREAS, pursuant to Section 10.2(a) of the Agreement, if the Second Closing has not occurred on or before June 30, 2011, each Investor (as to such Investor’s obligations under the Agreement) or USEC may terminate the Agreement;

WHEREAS, the Second Closing has not occurred on or before June 30, 2011; and

WHEREAS, the Parties desire to enter into this Standstill Agreement in order to provide USEC with an additional limited period of time to finalize and enter into the Conditional Commitment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Parties hereby agree as follows:

1.	Except as expressly set forth herein, each Party reserves all of its rights under the Agreement, pursuant to the terms thereof, at law and otherwise. Nothing in this Standstill Agreement shall constitute or be considered a waiver of any of the rights of any Party or part of a course of dealing or course of conduct, or otherwise be construed to limit in any respect the rights of any Party to exercise any of its rights or remedies under the Agreement or otherwise (except as expressly provided in paragraph 2 hereof).

2.	Each Party hereby agrees not to exercise its right to terminate the Agreement under Section 10.2(a) thereof prior to August 15, 2011.

3.	USEC acknowledges and confirms that (a) each Investor has fulfilled all of its obligations under Section 7.2(a) of the Agreement through the date hereof, and (b) the failure of the Second Closing to occur on or prior to the date hereof has not been caused by or been the result of either Investor’s failure to fulfill any obligation under the Agreement.

4.	Nothing in this Standstill Agreement shall relieve any Party of any obligation under the Agreement.

5.	Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

6.	This Standstill Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format (i.e., “PDF”), each of which may be executed by less than all Parties, each which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.	This Standstill Agreement shall be governed in all respects by the laws of the State of New York without regard to choice of laws or conflict of laws provisions that would require the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Parties have executed this Standstill Agreement through their duly authorized representatives as of the date first written above.

TOSHIBA AMERICA NUCLEAR ENERGY CORPORATION		BABCOCK & WILCOX INVESTMENT COMPANY

By:	/s/ Akio Shioiri	By:	/s/ Mary Pat Salomone
Name:	Akio Shioiri	Name:	Mary Pat Salomone
Title:	President & CEO	Title:	Senior Vice President & COO

USEC Inc.

By:	/s/ John C. Barpoulis
Name:	John C. Barpoulis
Title:	Senior Vice President & CFO

[Signature Page to Standstill Agreement]